Exhibit 10.1

Execution Copy

TAX REFUND AND INDEMNIFICATION AGREEMENT

THIS TAX REFUND AND INDEMNIFICATION AGREEMENT (this “Agreement”), dated as of June 26, 2020, is made by and between SEACOR Holdings Inc. (“Holdings”), a Delaware corporation, and SEACOR Marine Holdings Inc. (“Marine”), a Delaware corporation. Each of Holdings and Marine shall be referred to herein from time to time as a “Party” and together as the “Parties”.

WHEREAS, Holdings is the common parent of an affiliated group of corporations within the meaning of Section 1504 of the Code (the “Holdings Group”) that files a consolidated federal income tax return with a calendar year-end;

WHEREAS, prior to June 1, 2017, Marine was a member of the Holdings Group;

WHEREAS, on June 1, 2017, Holdings distributed the stock of Marine to the shareholders of Holdings in a transaction intended to be governed by section 355 of the Code (collectively, the “Spin-Off”);

WHEREAS, in connection with the Spin-Off, Marine and Holdings entered into a Tax Matters Agreement dated May 10, 2017 (the “TMA”);

WHEREAS, the Coronavirus Aid, Relief and Economic Security Act (“CARES Act”) was enacted on March 27, 2020;

WHEREAS, the CARES Act includes a provision that permits corporations with net operating losses arising in 2018, 2019 and/or 2020 to carry back those losses up to five years, and to claim a refund for federal income Taxes paid in the years to which the losses are carried back;

WHEREAS, Marine reported a net operating loss on its consolidated federal income tax return for the year ended December 31, 2018 and anticipates reporting a net operating loss on its consolidated federal income tax return for the year ended December 31, 2019;

WHEREAS, Holdings anticipates reporting a net operating loss on its consolidated federal income tax return for the year ended December 31, 2019;

WHEREAS, each of Marine and Holdings desires to take advantage of the CARES Act and file carryback claims with respect to their respective net operating losses that are expected to result in refunds of federal income Taxes paid on the Holdings federal consolidated income tax returns for the taxable years ended December 31, 2013, December 31, 2014 and December 31, 2015;

WHEREAS, Marine ceased to be a member of the Holdings Group following the Spin-Off and requires the cooperation of Holdings to carry back Marine’s 2018 and 2019 net operating losses to obtain any refunds of federal income Taxes paid in 2013, 2014 and 2015 while it was a member of the Holdings Group;

Execution Copy

WHEREAS, Holdings is willing to file the necessary claims to carry back Marine’s 2018 and 2019 net operating losses for federal income Tax purposes;

WHEREAS, the carryback of Marine’s 2019 net operating losses and the carryback of Holdings’ 2019 net operating losses will generate or release minimum tax credits under Section 53 of the Code (“MTCs”) of the Holdings Group, and Marine and Holdings are willing to file the necessary claims (including any election under Section 53(e) of the Code) to obtain a refund of such MTCs and/or obtain a Tax refund by applying such MTCs to offset Tax liability of the Holdings Group in the five-year carryback period preceding the years in which the net operating losses arose;

WHEREAS, the Parties wish to (a) provide for the entitlement to Tax refunds resulting from the carryback of Marine’s 2018 and 2019 net operating losses, allocate responsibility for, and cooperation in, the filing of Tax Returns (as defined below), (b) facilitate Tax savings realized by, and inuring to, Holdings with respect to its net operating loss for its taxable year ended December 31, 2019 of no less than 35% of the amount of such net operating loss, (c) ensure that the Tax savings realizable by, and inuring to, Holdings with respect to any net operating loss it incurs for its year ending December 31, 2020 is not reduced or diminished by allowing the carryback of Marine’s 2019 net operating losses, and (d) set forth certain covenants and indemnities relating to the refunds and other matters relating to Taxes;

WHEREAS, attached to this Agreement as Exhibit A is a spreadsheet prepared by the Accountants (the “Spreadsheet”) which the Parties agree sets forth the principles for the filing of the various refund claims, and the refunds expected to be realized, based on current estimated numbers; and

WHEREAS, concurrently with the execution and delivery of this Agreement, and as partial inducement for Holdings to enter into this Agreement, Marine is paying to Holdings an amount in cash equal to the Transaction Fee (as defined below) as more specifically set forth in Section 2.01(a) hereof.

NOW, THEREFORE, in consideration of the foregoing and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged and affirmed, and intending to be legally bound hereby, the Parties hereto agree as follows:

ARTICLE I

TAX RETURNS; AUDITS AND EXAMINATIONS

1.01. Tax Returns. The Parties agree to promptly engage the firm of Farkouh Furman & Faccio LLP (the “Accountants”) to prepare the claims, including any amended Tax Returns, (A) to carry back the net operating loss reported on Marine’s federal income tax return for the year ended December 31, 2018 (the “Marine 2018 Tax Return”), (B) to carry back the net operating loss reported on Marine’s federal income tax return for the year ended December 31, 2019 (the “Marine 2019 Tax Return”) and (C) to update the Spreadsheet to reflect the actual numbers included on the Internal Revenue Service (“IRS”) forms 1139 and amended returns filed in accordance with this Agreement (the “Return Spreadsheet”). The Parties agree to cause the Accountants to prepare and file such carryback claims as follows:

(a) The net operating loss reported on the Marine 2018 Tax Return (the “Marine 2018 Loss”) will be carried back to the Holdings Group’s Tax Return for the taxable year ended December 31, 2014 (the “Holdings 2014 Tax Return”) by Holdings filing an IRS form 1139 no later than June 30, 2020 (the “2018 Form 1139”). Based on the Accountants’ Estimate, as set forth in the Spreadsheet, such carryback is anticipated on the date hereof to result in an available cash refund of approximately $15,414,000 (any cash refund of overpayment of federal income Tax of the Holdings Group for the taxable year ended December 31, 2014 resulting from the amount of the Marine 2018 Loss that offsets taxable income of the Holdings Group that was included in the Holdings 2014 Tax Return is known as the “Marine 2018 Refund”). Per the Accountants’ Estimate, this carryback is not anticipated to generate or release any MTCs and, accordingly, no MTCs shall be claimed on the IRS form 1139 filed by Holdings with respect to the carryback of the Marine 2018 Loss.

Execution Copy

(b) The Parties agree and acknowledge that (x) the carryback of the Marine 2018 Loss as contemplated by subsection (a), above, is expected to cause foreign tax credits (“FTCs”) claimed in the Holdings 2014 Tax Return to become available to be carried back to the Holdings Group’s taxable year ended December 31, 2013 and utilized to offset a portion of the federal income Tax liability of the Holdings Group for 2013, and, based on the Accountants’ Estimate, such carryback is anticipated on the date hereof to result in an available cash refund of approximately $2,194,000 (any such cash refund to the extent attributable to the carryback of the Marine 2018 Loss is known as the “Marine 2013 Refund”) and (y) the carryback of the net operating loss reported on the Holdings Group’s Tax Return for the year ended December 31, 2019 (the “Holdings 2019 Loss” and such Tax Return is known as the “Holdings 2019 Tax Return”) is expected to cause FTCs claimed in the Holdings 2014 Tax Return to become available to be carried back to the Holdings Group’s taxable year ended December 31, 2013 and utilized to offset a portion of the federal income Tax liability of the Holdings Group for 2013, and, based on the Accountants’ Estimate, such carryback is anticipated on the date hereof to result in an available cash refund of approximately $2,265,000 (any such cash refund attributable to the carryback of the Holdings 2019 Loss is known as the “Holdings 2013 Refund”). Holdings shall file two separate amended Tax Returns for the 2013 carryback claim, which shall include only FTCs arising from the carryback of the Marine 2018 Loss. Holdings shall cause the Accountants to request the Marine 2013 Refund and the Holdings 2013 Refund as promptly as reasonably possible, by filing amended tax returns for 2013 (the “Amended 2013 Tax Returns”).

(c) The net operating loss that is reported on the Marine 2019 Tax Return (the “Marine 2019 Loss”) will be carried back to the Holdings Group’s Tax Return for the taxable year ended December 31, 2015 (the “Holdings 2015 Tax Return”) by Holdings filing an IRS form 1139 no later than December 31, 2020 and, based on the Accountants’ Estimate, as set forth in the Spreadsheet, such carryback is anticipated on the date hereof to result in an available cash refund of approximately $11,948,000 (any cash refund of overpayment of federal income Tax of the Holdings Group for the taxable year ended December 31, 2015 resulting from the amount of the Marine 2019 Loss that offsets income of the Holdings Group that was included in the Holdings 2015 Tax Return (including, without limitation, any refund of any MTCs claimed on the IRS form 1139 in accordance with Section 1.01(e)) is known as the “Marine 2019 Refund”).

Execution Copy

(d) For purposes of this Agreement, the amount of MTCs released or generated by the carryback of the Marine 2019 Loss to the Holdings 2015 Tax Return and the amount of MTCs released or generated by the carryback of the Holdings 2019 Loss to the Holdings 2014 Tax Return, in each case, that would be available to be claimed as refundable MTCs or to claim a Tax refund by using the MTCs to reduce the federal income Tax liability of the Holdings Group on the IRS forms 1139 filed by Holdings shall be determined by applying the methodology set forth in Proposed Regulation Section 1.1502-55(h)(6) (the “MTC Allocation Methodology”). The Spreadsheet has been prepared, and any updates thereto will be made, in accordance with the MTC Allocation Methodology. For purposes of this Agreement, any updates to the attached Spreadsheet that changes a cell reference with respect to a particular item shall be treated as changing the cell reference to that particular item when referred to in this Agreement.

(e) Marine shall be responsible for preparing and timely filing the IRS form 1139(s) to claim a refund of any MTC Carryforwards (as defined below) (each, a “Marine MTC 1139”). Holdings makes no representations or warranties regarding the accuracy of the amount of such MTC Carryforwards or the amount of Tax refunds that would be payable from claiming such MTC Carryforwards and the Parties agree that, except as expressly provided in Section 3.01(b), Holdings shall have no obligations of any nature to Marine with respect to the MTC Carryforwards or any Tax refunds related thereto. The Accountants will be instructed to deliver to Marine and Holdings each Marine MTC 1139 (and associated tax workpapers) no later than twenty days before the due date of filing thereof for Marine’s and Holdings’ review and comment. Each Marine MTC 1139 shall be subject to the approval of Marine, and the Accountants shall incorporate any comments made by Marine thereto. Holdings shall deliver any comments concerning each Marine MTC 1139 to Marine and the Accountants in writing no later than ten days before the due date of the filing of such Marine MTC 1139. Marine shall consider in good faith any such comments and shall cause the Accountants to incorporate in such Marine MTC 1139 such comments that are approved by Marine (such approval not to be unreasonably withheld, conditioned or delayed). Promptly thereafter, Marine will timely file such Marine MTC 1139. Any refund of MTCs received by Marine from the filing of the Marine MTC 1139 shall be known as the “Marine MTC Refunds.”

(f) The Marine 2018 Refund, the Marine 2013 Refund and the Marine 2019 Refund are referred to herein, in the aggregate, as the “Aggregate Marine Tax Refund,” and each severally as a “Marine Tax Refund.”

(g) If there are additional FTCs that arise from the carryback of the Marine 2019 Loss or the Holdings 2019 Loss, and as a result become a carryforward item, then such additional FTCs shall be allocated to the Holdings Group, on the one hand, and to Marine and the Spinco Entities, on the other hand, in accordance with the rules of Treasury Regulation Section 1.1502-79(d), and the amount so allocated to Marine shall be carried forward onto Marine’s subsequent Tax Returns and the amount so allocated to Holdings shall be carried forward onto the Holdings Group’s subsequent Tax Returns.

(h) The Parties will reasonably cooperate with the Accountants in the preparation and filing of any amended Tax Returns and IRS forms 1139 (including, without limitation, making any elections under Section 53(e) of the Code to claim any allowable

Execution Copy

refundable portion of a MTC on IRS form 1139) that are necessary to claim the Tax refunds described in this Article I (the “Refund Forms”) and promptly provide to the Accountants any information (including copies of Tax Returns) as may be reasonably necessary to prepare and file such refund claims and the Return Spreadsheet. Each Party acknowledges that it has received a copy of the 2018 Form 1139 for its review and comment. The Accountants will be instructed to deliver to Marine and Holdings the other Refund Forms (and associated tax workpapers) no later than thirty (30) days before the due date of filing of such forms for Marine’s and Holdings’ review and comment. The Refund Forms shall be subject to the approval of Holdings (not to be unreasonably withheld, delayed or conditioned), and the Accountants shall incorporate any comments made by Holdings to such forms. Marine shall deliver any comments concerning a Refund Form to Holdings and the Accountants in writing no later than five (5) days before the due date of the filing of the Refund Form. Holdings shall consider in good faith any such comments that relate to claiming a Marine Tax Refund and shall cause the Accountants to incorporate in such Refund Form such comments that are approved by Holdings (such approval not to be unreasonably withheld, delayed or conditioned). Promptly thereafter, Holdings will timely file the Refund Form.

(i) The Parties agree that each Refund Form (other than the 2018 Form 1139 which shall be attached as an exhibit to the Policy (as defined below)) and the Amended 2013 Tax Return filed to claim the Marine 2013 Refund (together, the “Future Filings”) shall be subject to the prior review of the Insurer. The Parties shall cause all reasonable comments of the Insurer to be incorporated in such Future Filings. The Marine 2019 Tax Return and the Return Spreadsheet shall be subject to the prior review and comment of the Insurer. Marine shall send a draft of the Marine 2019 Tax Return to the Insurer (and Holdings) no later than thirty (30) days before the due date of filing such forms for the Insurer’s review and comment. Holdings shall promptly notify Marine of the receipt from the Insurer of any comments and requested changes concerning the Marine 2019 Tax Return and provide Marine a copy of any such comments and requested changes. Marine shall cause all comments and requested changes with respect to any Tax item or position reported in the Marine 2019 Tax Return to be incorporated in or made to such tax return before such tax return is filed with the IRS unless (i) any such comment or requested change is (x) inconsistent with the practices, accounting methods and filing positions of the Marine 2018 Tax Return, and (y) not required by law, and (ii) Marine provides written notice to Holdings and the Insurer at least five (5) days before the due date of the Marine 2019 Tax Return that explains in reasonable detail why it believes that a comment or requested change is not required to be made. If the Insurer, on the one hand, and the Parties, on the other hand, are not able to agree whether a comment or requested change should be made to the Marine 2019 Return before it is filed, Marine shall file the Marine 2019 Tax Return as requested by the Insurer. Marine shall take all actions in accordance with Section 1.01 of this Agreement to ensure that the Marine 2019 Tax Return and each Marine MTC 1139 is appropriately filed with the IRS on or prior to September 15, 2020 or December 31, 2020, as applicable, and promptly send a copy of such Marine 2019 Tax Return and each such Marine MTC 1139 to the Insurer and Holdings. The Parties shall, and shall cause their respective counsel and representatives to, timely undertake all necessary actions required or mandated in response to a Refund Form or Future Filing provided by the IRS. The Parties agree that the Insurer shall be entitled to reasonably review, comment and otherwise participate with any written correspondence with the IRS relating to any Refund Form or Future Filing. After Inception (as defined in the Policy), unless required following a Final Determination (as

Execution Copy

defined in the Policy), the Parties shall not, and shall not cause or permit their respective Affiliates (as defined in the Policy) to, (i) amend, supplement or rescind the applicable Refund Forms, the Marine 2019 Tax Return or Future Filings (or enter into any agreement or arrangement that would have an adverse effect on the Refund Forms, the Marine 2019 Tax Return or Future Filings), (ii) give any consent or waiver thereunder or (iii) grant any authority to take any of the actions in clauses (i) or (ii) above, in each case, without the prior written consent of the Insurer pursuant to Section 7(c) of the Policy.

1.02. Audits and Examinations. Holdings shall promptly notify Marine in writing upon the receipt of written notice of any pending or threatened Tax audits, examinations, claims, adjustments or assessments or similar proceedings (each, a “Tax Action”) that would reasonably be expected to result in any indemnification owing by Marine pursuant to Article III hereof; provided, however, that any delay or failure to give such notice shall not affect Marine’s indemnification obligations hereunder except and only to the extent that Marine, in its capacity as the indemnifying party, is more than insignificantly prejudiced by reason of such delay or failure. Holdings shall control the defense of such Tax Action, at its own cost and expense, but subject to any applicable provisions under the Policy; provided, however, that Marine shall promptly reimburse Holdings for any reasonable costs and expenses relating to or involving the Marine Tax Refunds. Marine shall, at its own cost and expense, be entitled to participate in, but not control, the defense of any such matter only to the extent it relates to, or would materially affect the amount of, the Marine Tax Refunds and Holdings shall not settle any such Tax Action that it controls without the prior written consent of Marine (such consent not to be unreasonably withheld, conditioned or delayed) if the settlement would result in an indemnification obligation owing by Marine hereunder and the Loss resulting from such settlement would not be fully satisfied (other than any deductibles, co-payments, self-insurance or retention amounts) under the coverage of the Policy. Marine shall promptly notify Holdings in writing upon the receipt of written notice of any pending or threatened Tax Action with respect to the Marine MTC 1139, the Marine MTC Refund, the Marine 2018 Tax Return and/or the Marine 2019 Tax Return. Marine shall control the defense of such Tax Action, at its own cost and expense; provided, however, that Holdings shall, at its own cost and expense, be entitled to participate in, but not control, the defense of any such matter only to the extent it relates to, or would materially affect the amount of, the Marine MTC Refund, Marine 2018 Loss and/or the Marine 2019 Loss. Marine shall not settle any Tax Action that it controls without the prior written consent of Holdings (such consent not to be unreasonably withheld, conditioned or delayed) if the settlement would result in a Loss sustained, suffered or incurred by Holdings and the Loss resulting from such settlement would not be fully satisfied under the coverage of the Policy.

ARTICLE II

TRANSACTION FEE; PAYMENT OF MARINE TAX REFUNDS

2.01. Transaction Fee; Holdings 2013 Advance; MTC Retention Amount; Rate Retention Amount.

(a) In consideration for Holdings’ cooperation and obligations hereunder, Marine is paying Holdings a transaction fee of $3,000,000 (the “Transaction Fee”) by wire transfer of immediately available funds on the date hereof, which Transaction Fee shall be in respect of all fees and expenses of Holdings hereunder and in connection with the costs and

Execution Copy

fees of the Accountants that relate to actions (including, without limitation, the preparation of the Refund Forms) that may give rise to Marine Tax Refunds, all reasonable costs and expenses incurred by Holdings in connection with the preparation, negotiation and execution of this Agreement and any other agreement or document executed or delivered in connection with this Agreement (including, without limitation, the Control Agreement (as defined below) and the Policy), the premium for the Policy and any deductible or retention amount thereof, and the consummation of the transactions contemplated hereby and thereby, including all such fees, expenses and disbursements incurred by Holdings of outside counsel and any other out-of-pocket costs and expenses. Subject to the immediately preceding sentence and the applicable indemnification provisions of Article III, each Party will pay its own expenses (including attorneys’ and accountants’ fees and expenses) in connection with the negotiation of this Agreement, the performance of its obligations hereunder and the consummation of the transactions contemplated hereby. This Section 2.01 shall not apply to any costs and expenses incurred in connection with the defense or handling of a Tax Action described in Section 1.02 and each Party will pay any such costs and expenses in accordance with Section 1.02.

(b) Holdings shall be entitled to retain for its own account an aggregate amount of $2,265,068 from the Aggregate Marine Tax Refund received by Holdings, which aggregate amount shall constitute an advance of the Holdings 2013 Refund (such advance, the “Holdings 2013 Advance”) and is subject to adjustment hereunder. The Holdings 2013 Advance is shown in cell G17 on the attached Spreadsheet. Holdings shall be entitled, in its sole and absolute discretion, to retain any or the entire Holdings 2013 Advance out of any amounts actually received by Holdings from time to time in respect of any Marine Tax Refund. Promptly after the later of the filing of the Amended 2013 Tax Returns and the filing of the Marine 2019 Tax Return, the Parties shall direct the Accountants to prepare the Return Spreadsheet, and the amount in cell G17 shall be recomputed (the “Adjusted Holdings 2013 Advance”). Notwithstanding anything to the contrary herein, following determination of the Adjusted Holdings 2013 Advance, Holdings shall be entitled to retain only the Adjusted Holdings 2013 Advance, and any amount of the Holdings 2013 Advance that is in excess of the Adjusted Holdings 2013 Advance (such amount, if any, the “FTC Excess Amount”) shall be deemed to constitute Remaining Refund Amounts (as defined below).

(c) In addition to retention of the Holdings 2013 Advance, Holdings shall be entitled to retain for its own account an amount equal to the Holdings 2019 MTC Refund from the Aggregate Marine Tax Refund received by Holdings (the “MTC Retention Amount”).

(d) In addition to the retention of the Holdings 2013 Advance and the MTC Retention Amount, Holdings shall be entitled to retain for its own account the Rate Retention Amount (as defined below) from the Aggregate Marine Tax Refund received by Holdings. The “Rate Retention Amount” is the amount equal to (i) cell H17 minus (ii) the sum of cell F18 and cell F23, in each case, as set forth in the Spreadsheet. Such computation shall be subject to the review and approval of Holdings (not to be unreasonably withheld, delayed or conditioned).

2.02. Payment of Marine Tax Refunds and Holdings 2013 Refund. Subject to Holdings’ right to retain the Holdings 2013 Advance in accordance with Section 2.01(b), Holdings shall promptly deliver (x) any remaining portion of the Aggregate Marine Tax Refund

Execution Copy

(including any FTC Excess Amount), as and when received, and (y) to the extent that Holdings has retained the Holdings 2013 Advance under Section 2.01(b), an amount equal to the Holdings 2013 Advance so retained when the Holdings 2013 Refund is received by Holdings (or, if and when the Holdings 2013 Refund is denied by the IRS) (collectively, the “Remaining Refund Amounts”), as follows:

(a) Following its receipt of any Remaining Refund Amounts, Holdings shall deposit all such Remaining Refund Amounts into an account of Marine that is subject to an effective account control agreement, in the form attached as Exhibit C hereto, in favor of Holdings (the “Control Agreement”) with Citibank, N.A. (the “Controlled Account”) until all of the following amounts have been deposited in full to the Controlled Account:

(i) subject to Section 5.03, an amount equal to the aggregate then-unpaid obligations specified on Schedule 2.02(a)(i) to this Agreement, as reasonably determined by Holdings in consultation with Marine, for the exclusive purpose of making ordinary course payments under those certain operating leases guaranteed by Holdings that are described on Schedule 2.02(a)(i) to this Agreement and to the Merchant Navy Officers Pension Fund (collectively, the “Guaranteed Amounts”) as and when such payments owed by Marine are due; and

(ii) the sum of $1,100,000 for the exclusive purpose of making ordinary course lease payments to the landlord specified in Schedule 2.02(a)(ii) to this Agreement as and when such lease payments owed by Marine are due as specified in such Schedule 2.02(a)(ii) (the “Office Rents”);

(b) Without duplication to Section 2.01(d), following its receipt of any additional Remaining Refund Amounts, Holdings shall retain for its own account the Rate Retention Amount in accordance with the terms hereof;

(c) Without duplication to Section 2.01(c), following its receipt of any additional Remaining Refund Amounts, Holdings shall retain for its own account the MTC Retention Amount in accordance with the terms hereof;

(d) Following its receipt of any additional Remaining Refund Amounts, Holdings shall retain for its own account, subject to Section 2.03 and the other applicable terms hereof, an amount (the “Rate Differential Holdback Amount”) equal to the least of: (i) $5,460,0000; (ii) an amount equal to the absolute value of the product of (0.14) multiplied by (x) the amount of the net operating loss, if any, for the Holdings Group’s taxable year ending December 31, 2020, as estimated by Holdings as of the date Holdings publicly files its Form 10-K for the year ending December 31, 2020 with the Securities and Exchange Commission (such Form 10-K, the “Holdings 2020 10-K”), or (y) if Holdings has not filed the Holdings 2020 10-K at the time of its receipt of all additional Remaining Refund Amounts, the amount of the net operating loss, if any, for the Holdings Group’s taxable year ending December 31, 2020 as reasonably estimated by Holdings at such time; and (iii) the aggregate remaining amount of the Remaining Refund Amounts after all of the amounts have been determined and retained for its own account by Holdings or deposited in full to the Controlled Account, as applicable, pursuant to the foregoing provisions of this Section 2.02; and

Execution Copy

(e) After all of the amounts have been determined and retained in full for its own account by Holdings or deposited in full to the Controlled Account, as applicable and, in each case, pursuant to the foregoing provisions of this Section 2.02 (without duplication to any provision in Section 2.01), the Remaining Refund Amounts shall be recomputed based on the Return Spreadsheet and, subject to Section 2.03, Section 2.04 and Section 3.09, following its receipt of any additional Remaining Refund Amounts, as determined based on the Return Spreadsheet, Holdings shall promptly (but in any event within ten (10) days) deliver such additional Remaining Refund Amounts to Marine.

(f) If Marine prepays the Guaranteed Amounts payable to the Merchant Navy Officers Pension Fund within ten (10) Business Days (as defined in the Control Agreement) following the date funds are first deposited in the Controlled Account pursuant to this Agreement, Marine may direct the Custodian to reimburse Marine for such amount so prepaid (as converted from Pounds Sterling into U.S. dollars) as contemplated by the Control Agreement; provided, however, that Marine shall not direct the Custodian to reimburse any such amounts unless Marine has provided Holdings (x) an executed release of the CORPORATE GUARANTEE dated June 27, 2014 by SEACOR Holdings Inc. for MNOPF Trustees Limited, as sole trustee of the Merchant Navy Officers Pension Fund, in respect of the obligations of (i) SEACOR Marine (Guernsey) Limited and (ii) Stirling Offshore Limited, or (y) other documentation reasonably satisfactory to Holdings evidencing that such amounts to be reimbursed have been paid.

2.03. True-Up of Rate Differential Holdback Amount.

(a) If Holdings’ Tax Return for the taxable year ending December 31, 2020 (the “Holdings 2020 Tax Return”) when filed (the date of such filing is known as the “Holdings 2020 Filing Date”) shows either no net operating loss or a net operating loss of $38,850,093 or less for the taxable year ending December 31, 2020, then if an amount equal to 14% of the amount of any such net operating loss (the “NOL Rate Amount”) is greater than any Rate Differential Holdback Amount (any such excess is known as the “Shortfall Rate Amount”), then Marine shall pay to Holdings the amount of the Shortfall Rate Amount within ten (10) days after the Holdings 2020 Filing Date. If Marine fails to pay such Shortfall Rate Amount in full to Holdings within such 10-day period, without limiting any other remedies available to Holdings, Holdings shall be entitled to retain for its own account from the Aggregate Marine Refund an amount equal to the Shortfall Rate Amount that was not paid. To the extent that any Rate Differential Holdback Amount is greater than any NOL Rate Amount (such excess (which would include the entire amount of any Rate Differential Holdback Amount if there are no net operating losses for the taxable year ending December 31, 2020, as shown on the Holdings 2020 Tax Return) is known as the “Excess Retained Amount”), Holdings shall, subject to Section 2.04 and Section 3.09, pay to Marine an amount equal to the Excess Retained Amount within ten (10) days after the Holdings 2020 Filing Date. In the event that there was no Rate Differential Holdback Amount retained under Section 2.02(d), then Marine shall pay to Holdings, within such 10-day period, an amount equal to the NOL Rate Amount (if any). If Marine fails to pay such NOL Rate Amount in full to Holdings within such 10-day period, without limiting any other remedies available to Holdings, Holdings shall be entitled to retain for its own account from the Aggregate Marine Refund an amount equal to any NOL Rate Amount that was not paid.

Execution Copy

(b) If the Holdings 2020 Tax Return when filed shows a net operating loss greater than $38,850,093 for the taxable year ending December 31, 2020, then if (x) the amount, if positive (the “Actual Rate Differential Amount”), by which (A) $5,460,000 exceeds (B) an amount equal to the product of (i) the excess of the amount of the net operating loss over $38,850,093 multiplied by (ii) 21%, is greater than (y) the Rate Differential Holdback Amount, then Marine shall pay to Holdings, within ten (10) days after the Holdings 2020 Filing Date, an amount equal to the Actual Rate Differential Amount minus any Rate Differential Holdback Amount (the “Rate Shortfall Amount”). If Marine fails to pay such Rate Shortfall Amount in full to Holdings within such 10-day period, without limiting any other remedies available to Holdings, Holdings shall be entitled to retain for its own account from the Aggregate Marine Refund an amount equal to Rate Shortfall Amount that was not paid. To the extent that any Rate Differential Holdback Amount is greater than any Actual Rate Differential Amount (such excess is known as the “Excess Amount”), Holdings shall, subject to Section 2.04 and Section 3.09, pay to Marine, within ten (10) days after the Holdings 2020 Filing Date, an amount equal to the lesser of the Excess Amount or the Rate Differential Holdback Amount. In the event that there was no Rate Differential Holdback Amount retained under Section 2.02(d), then Marine shall pay to Holdings, within such 10-day period, an amount equal to the Actual Rate Differential Amount (if any). If Marine fails to pay such Actual Rate Differential Amount in full to Holdings within such 10-day period, without limiting any other remedies available to Holdings, Holdings shall be entitled to retain for its own account from the Aggregate Marine Refund an amount equal to the Actual Rate Differential Amount that was not paid.

2.04. Pending Claims. All claims asserted by any Holdings Indemnified Party under Article III that are not resolved and satisfied shall be deemed to be “Pending Claims.” The dollar amount of all Losses claimed in good faith in respect of Pending Claims is hereinafter referred to as the “Pending Claim Amount.” Notwithstanding anything herein to the contrary, if, on the date provided pursuant to this Agreement for the disbursement or delivery of any amounts (including, without limitation, any Remaining Refund Amounts) to Marine, there is a Pending Claim Amount, then such disbursement or delivery shall be postponed until such Pending Claims have been fully resolved, and the Control Agreement shall be deemed to be extended accordingly, if applicable, except to the extent (if any) that such amount to be disbursed or delivered exceeds the Pending Claim Amount. For the avoidance of doubt, Marine acknowledges that the right of Holdings or any other Holdings Indemnified Party to any amounts in the Controlled Account pursuant to this Agreement is a non-exclusive remedy, and Marine shall remain liable for any Losses pursuant to Article III to the extent provided in Article III.

ARTICLE III

3.01. Indemnification for the Benefit of Holdings.

(a) Marine shall indemnify, defend and hold harmless Holdings and its Affiliates, and each of their respective shareholders, officers, directors, partners, members, managers, employees, advisors, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Holdings Indemnified Parties”) for, from and against any and all Losses (as defined below) sustained, suffered or

Execution Copy

incurred by any Holdings Indemnified Party resulting from, attributable to, arising out of, relating to or in connection with (i) any Holdings Tax Loss (as defined below) to a Holdings Indemnified Party, (ii) any breach or inaccuracy of any representation or warranty made by Marine in this Agreement or any other agreement or document executed or delivered in connection with this Agreement, (iii) any breach of any covenant, agreement or undertaking made by Marine in this Agreement or any other agreement or document executed or delivered in connection with this Agreement, (iv) any obligations under the Control Agreement or the Custodian Services Agreement (as defined below) and (v) any third party claims on account of or related to this Agreement or the transactions contemplated by this Agreement; provided, however, that the aggregate indemnification obligation of Marine pursuant to this Section 3.01(a) shall be limited to the Marine Indemnification Cap.

(b) Holdings shall indemnify, defend and hold harmless Marine and its Affiliates, and each of their respective shareholders, officers, directors, partners, members, managers, employees, advisors, agents and representatives and each of the heirs, executors, successors and assigns of any of the foregoing (collectively, the “Marine Indemnified Parties”) for, from and against (i) any Marine Tax Loss (as defined below) sustained, suffered or incurred by any Marine Indemnified Party and (ii) any and all Losses sustained, suffered or incurred by any Marine Indemnified Party resulting from, attributable to, arising out of, relating to or in connection with (A) any breach or inaccuracy of any representation or warranty made by Holdings in this Agreement or any other agreement or document executed or delivered in connection with this Agreement or (B) any breach of any covenant, agreement or undertaking made by Holdings in this Agreement or any other agreement or document executed or delivered in connection with this Agreement; provided, however, that the aggregate indemnification obligation of Holdings pursuant to this Section 3.01(b) shall be limited to the Holdings Indemnification Cap.

3.02. Treatment of Indemnity Payments.

(a) To the maximum extent permitted by applicable law, it is the intention of the Parties to treat any indemnity payment made under this Agreement pursuant to Section 2.01(d) of the TMA (except that such payment would be deemed to constitute a contribution or distribution occurring immediately after the Distribution (as defined in the TMA)), except to the extent that Holdings reasonably determines that such treatment would be inconsistent with or may jeopardize the determination that the Spin-Off was covered by Section 355 of the Code.

(b) To the extent that an indemnity payment under this Article III is includable as income of the Holdings Indemnified Parties, Marine shall also pay as part of such indemnity an additional amount that, when added to such indemnification payment, will result in the recipients receiving an amount equal to such indemnity payment, after taking into account (i) all Taxes that are actually payable by the recipients with respect to the receipt of such indemnity payment and any additional payments made pursuant to this Section 3.02(a) and (ii) all income tax deductions allowed to the recipients for any items of the Losses for which the recipients are being indemnified. In each case, the federal income tax rate shall be deemed to be highest marginal rate in effect in the taxable year in which such indemnity payment and any additional payments made pursuant to this Section 3.02(a) are includable as income of the Holdings Indemnified Parties.

(c) To the extent that an indemnity payment under this Article III is includable as income of the Marine Indemnified Parties, Holdings shall also pay as part of such indemnity an additional amount that, when added to such indemnification payment, will result in the recipients receiving an amount equal to such indemnity payment, after taking into account (i) all Taxes that are actually payable by the recipients with respect to the receipt of such indemnity payment and any additional payments made pursuant to this Section 3.02(b) and (ii) all income tax deductions allowed to the recipients for any items of the Losses for which the recipients are being indemnified. In each case, the federal income tax rate shall be deemed to be highest marginal rate in effect in the taxable year in which such indemnity payment and any additional payments made pursuant to this Section 3.02(b) are includable as income of the Marine Indemnified Parties.

Execution Copy

3.03. Indemnity Limitations. All covenants, agreements, representations and warranties of the Parties contained in this Agreement shall survive the execution and delivery of this Agreement and remain in full force and effect for the maximum period permitted under applicable Law, and the indemnification set forth in Section 3.01 will survive, with respect to a claim, until the date that is (i) ninety (90) days after the date that such claim is barred by applicable Law or (ii) in the case of a Holdings Tax Loss or a Marine Tax Loss, ninety (90) days after the expiration of any statute of limitations or other period for the assessment of any Tax or deficiency applicable to such Holdings Tax Loss or Marine Tax Loss, as the case may be. Notwithstanding anything to the contrary in this Agreement, in the event that notice for indemnification has been given within the applicable survival period, such indemnification shall survive until such time as such claim is finally resolved.

3.04. Mitigation. Each of Marine and Holdings will use commercially reasonable efforts to mitigate Losses.

3.05. Calculation of Losses. The amount of any indemnification payable under Section 3.01 will be calculated net of any insurance proceeds actually received by the applicable Holdings Indemnified Party under the Policy, less any costs and expenses incurred in connection with the recovery of such insurance proceeds (excluding any deductible or retention amount). The applicable insured party shall use commercially reasonable efforts to make insurance claims and to seek and obtain recoveries under the Policy covering the applicable Loss; provided, however, that “commercially reasonable efforts” for purposes of this Section 3.05 shall not require any Holdings Indemnified Party to commence litigation or make any material expenditure; provided, further, that the availability of the Policy and such obligation to pursue coverage under the Policy shall not prejudice any Holdings Indemnified Party’s right to (a) deliver a notice for indemnification pursuant to Section 3.06 or (b) indemnification for Losses pursuant to this Article III to the extent coverage under the Policy is not available. If, at any time subsequent to the Holdings Indemnified Party receiving an indemnity payment for an indemnification claim under this Article III from Marine, the Holdings Indemnified Party receives an insurance recovery under the Policy in respect of the Loss underlying such claim through recovery, settlement or otherwise under or pursuant to such insurance coverage, an amount equal to the excess, if any, of (i) the sum of (A) the amount of such payment, less any costs and expenses incurred in connection with such recovery (as set forth in the first sentence of this Section 3.05), plus (B) the amount of the indemnity payment previously paid by Marine with respect to such Loss over (ii) the amount of the Loss will promptly be repaid by the

Execution Copy

Holdings Indemnified Party to Marine. For the avoidance of doubt, any amount repaid to Marine in respect of a Loss that is subsequently covered under the Policy will not be treated as an indemnification payment that counts toward the Marine Indemnification Cap.

3.06. Claim Procedures. In the case of any claim for indemnification arising from any Loss, the Person seeking indemnification shall give the Party obligated to indemnify written notice thereof; provided, however, that any delay or failure to give such notice shall not affect such Party’s indemnification obligations hereunder except and only to the extent that such Party, in its capacity as the indemnifying party, is more than insignificantly prejudiced by reason of such delay or failure. Each such notice shall describe the Loss and related indemnification claim in reasonable detail (x) specifying, to the extent known, the facts pertinent to such claim(s), the basis for indemnification to which such item is related and shall indicate the estimated amount, if reasonably practicable to do so, of the Loss that has been or may be sustained, suffered or incurred by the applicable Holdings Indemnified Party or Marine Indemnified Party, as the case may be, and (y) in the case of a Holdings Tax Loss or Marine Tax Loss, attaching in such notice copies of any material documentation received from the IRS or other applicable Governmental Entity that are related to the Holdings Tax Loss or Marine Tax Loss, as the case may be.

3.07. Remedies Exclusive. Except with respect to any equitable remedies or other remedies set forth in any agreement or document executed or delivered in connection with this Agreement, and remedies that cannot be waived as a matter of applicable Law, or in the case of fraud, the indemnification and other rights set forth in in this Agreement are the sole and exclusive monetary remedies of Holdings and Marine, as the case may be, related to this Agreement or arising from the transactions contemplated hereby. Nothing in this Section 3.07 shall limit a Party’s right to seek and obtain any equitable relief to which it shall be entitled or to seek any remedy on account of any Person’s fraud or criminal or intentional breach.

3.08. Tax Insurance. With respect to the indemnification contemplated under this Article III, Holdings will obtain an insurance policy in the form attached as Exhibit B to this Agreement (the “Policy”) with the following attributes: (a) in an aggregate coverage amount equal to $20,000,000, (b) with all premiums and fees to be paid by Holdings on or before the date of this Agreement, and (c) naming Holdings as the named insured and Marine as a loss payee. Holdings shall provide to Marine, reasonably promptly following delivery to, or receipt from, the requisite parties under the Policy, copies of all material notices that relate to any claim or potential claim under the Policy. Notwithstanding anything to the contrary set forth in this Agreement, none of the time periods, limitations or exceptions set forth in this Agreement shall in any way limit or modify the ability of any applicable insured to make claims under or recover under the Policy. Holdings shall not agree to amend, restate, terminate or waive Section 8 (Subrogation) of the Policy without Marine’s prior written consent, in Marine’s sole and absolute discretion.

3.09. Offset. Notwithstanding anything herein to the contrary, Holdings shall have the right to (a) withhold against any amount otherwise due to be paid to Marine pursuant to this Agreement or any agreement or document executed or delivered in connection with this Agreement any amounts determined by Holdings in good faith to be due to be paid to Holdings (or any other Holdings Indemnified Party) by Marine pursuant to, and subject to the applicable

Execution Copy

limitations of, this Agreement or any agreement or document executed or delivered in connection with this Agreement and (b) offset against any amount otherwise due to be paid to Marine pursuant to this Agreement or any agreement or document executed or delivered in connection with this Agreement any amounts finally determined to be due to be paid to Holdings (or any other Holdings Indemnified Party) by Marine pursuant to, and subject to the applicable limitations of, this Agreement or any agreement or document executed or delivered in connection with this Agreement.

3.10. Tax Matters Agreement. To the extent this Agreement is inconsistent with anything in the TMA, this Agreement will control.

ARTICLE IV

REPRESENTATIONS, WARRANTIES AND CERTAIN COVENANTS

4.01. Representations, Warranties and Certain Covenants of Marine. Marine hereby represents and warrants to Holdings, and covenants and agrees, as applicable, as follows, and hereby confirms that Holdings is relying on the representations and warranties set forth in this Section 4.01 in connection with its execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement:

(a) Marine has all requisite corporate power and authority to enter into this Agreement and each other agreement or document to be executed or delivered by it in connection with this Agreement and to perform its obligations hereunder and thereunder;

(b) Marine has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other agreement or document executed or delivered by it in connection with this Agreement;

(c) this Agreement has been duly executed and delivered by Marine and constitutes a legal, valid and binding obligation of Marine, enforceable against it in accordance with its terms;

(d) Marine is not entering into this Agreement or the transactions contemplated hereby with the actual intent to hinder, delay or defraud either present or future creditors; after giving effect to the transactions contemplated by this Agreement, at and immediately after (x) the execution and delivery of this Agreement, (y) payment of the Transaction Fee and application of Holdings 2013 Advance and (z) each deposit of any Remaining Refund Amounts into the Controlled Account, Marine and each of its Subsidiaries (i) will be solvent (in that both the fair value of such Person’s assets will not be less than the sum of such Person’s debts and that the present fair saleable value of such Person’s assets will not be less than the amount required to pay such Person’s probable liability on such Person’s recourse debts as they mature or become due), (ii) will have adequate capital and liquidity with which to engage in such Person’s business and (iii) will not have incurred, and does not plan to incur, debts beyond such Person’s ability to pay as they mature or become due;

(e) The Marine 2018 Tax Return is true, correct and complete in all respects;

Execution Copy

(f) the net operating loss of $50,307,850 shown on the Marine 2018 Tax Return is true and accurate and is eligible to be carried back to Holdings 2014 Tax Return under applicable Law;

(g) The Marine 2018 Tax Return is not subject to any current or pending Tax Action, nor has a Tax Action been threatened;

(h) Marine has not amended the Marine 2018 Tax Return as originally filed and will not, unless required under applicable Law, amend such Tax Return and will promptly provide to Holdings a written notice describing in detail the required amendment and a copy of the amended Tax Return;

(i) The Marine 2019 Tax Return will be timely filed and will be true, correct and complete in all respects;

(j) Marine expects to report a net operating loss of $43,940,613 on the Marine 2019 Tax Return and any net operating loss shown on such Tax Return will be true and accurate and will be eligible to be carried back to the Holdings 2015 Tax Return under applicable Law; and

(k) Unless required under applicable Law, Marine will not amend the Marine 2019 Tax Return (after the original of such Tax Return has been filed) and will promptly provide to Holdings a written notice describing in detail the required amendment and a copy of the amended Tax Return.

Each application of the Holdings 2013 Advance, the MTC Retention Amount and the Rate Retention Amount and each deposit of any Remaining Refund Amounts into the Controlled Account shall be deemed to constitute a representation and warranty by Marine, on the date thereof, that the representations and warranties in this Section 4.01 are true and correct on and as of such date, and Marine shall provide Holdings a certificate, executed by Marine’s Chief Financial Officer or such other officer as Holdings shall request, in form and substance satisfactory to Holdings, to such effect on each such date.

4.02. Representations and Warranties of Holdings. Holdings hereby represents and warrants to Marine as follows, and hereby confirms that Marine is relying on the representations and warranties set forth in this Section 4.02 in connection with its execution and delivery of this Agreement and in completing the transactions contemplated by this Agreement:

(a) Holdings has all requisite corporate power and authority to enter into this Agreement and each other agreement or document to be executed or delivered by it in connection with this Agreement and to perform its obligations hereunder and thereunder;

(b) Holdings has taken all necessary corporate action to authorize the execution, delivery and performance of this Agreement and each other agreement or document executed or delivered by it in connection with this Agreement; and

(c) this Agreement has been duly executed and delivered by Holdings and constitutes a legal, valid and binding obligation of Holdings, enforceable against it in accordance with its terms.

Execution Copy

Each application of the Holdings 2013 Advance, the MTC Retention Amount and the Rate Retention Amount and each deposit of any Remaining Refund Amounts into the Controlled Account shall be deemed to constitute a representation and warranty by Holdings, on the date thereof, that the representations and warranties in this Section 4.02 are true and correct on and as of such date (or as of such earlier date specified therein), and Holdings shall provide Marine a certificate, executed by Holdings’ Chief Financial Officer or such other officer as Marine shall request, in form and substance satisfactory to Marine, to such effect on each such date.

4.03. General Cooperation. The Parties shall each cooperate fully (and each shall cause its respective Subsidiaries to cooperate fully) with all reasonable requests in writing from another Party hereto, or from an agent, representative or advisor to such Party, in connection with the preparation and filing of Refund Forms, claims for Tax refunds, Tax proceedings, and calculations of amounts required to be paid pursuant to this Agreement, in each case, related or attributable to or arising in connection with Taxes of any of the Parties or their respective Subsidiaries covered by this Agreement and the establishment of any reserve required in connection with any financial reporting (a “Tax Matter”). Such cooperation shall include the provision of any information reasonably necessary or helpful in connection with a Tax Matter and shall include the execution of any document (including any power of attorney) in connection with any Tax proceedings of any of the Parties or their respective Subsidiaries, or the filing of a Tax Return or a Tax refund claim of the Parties or any of their respective Subsidiaries. Marine (a) represents and warrants that Marine has provided to Holdings, prior to the date of this Agreement, a true and complete copy of the Marine 2018 Tax Return and (b) shall provide to Holdings a true and complete copy of the Marine 2019 Tax Return no later than thirty (30) days after such Tax Return is filed. Each Party shall make its employees, advisors, and facilities available, without charge, on a reasonable and mutually convenient basis in connection with the foregoing matters.

ARTICLE V

MISCELLANEOUS

5.01. Conditions to Obligations of Holdings. The obligations of Holdings to effect the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the date of this Agreement of each of the following conditions:

(a) The Policy shall have been duly issued and shall be in full force and effect;

(b) Marine shall have provided Holdings a certificate, executed by Marine’s Chief Financial Officer or such other officer as Holdings shall request, in form and substance satisfactory to Holdings, certifying that the representations and warranties in Section 4.01 are true and correct on and as of the date of this Agreement;

(c) Marine shall have paid the Transaction Fee in full;

Execution Copy

(d) Marine shall have paid in full all fees and other amounts due or payable at or prior to the date of this Agreement pursuant to the Control Agreement and the Custodian Services Agreement;

(e) Marine and Citibank, N.A. shall have executed and delivered the Control Agreement; and

(f) Marine and Farkouh Furman & Faccio, LLP (the “Custodian”) shall have executed and delivered that certain Custodian Services Agreement in the form attached as Exhibit D hereto (the “Custodian Services Agreement”).

5.02. Conditions to Obligations of Marine. The obligations of Marine to effect the transactions contemplated by this Agreement will be subject to the fulfillment on or prior to the date of this Agreement of each of the following conditions:

(a) The Policy shall have been duly issued and shall be in full force and effect;

(b) Holdings shall have provided Marine a certificate, executed by Holdings’ Chief Financial Officer or such other officer as Marine shall request, in form and substance satisfactory to Marine, certifying that the representations and warranties in Section 4.02 are true and correct on and as of the date of this Agreement;

(c) Holdings and Citibank, N.A. shall have executed and delivered the Control Agreement; and

(d) Holdings and the Custodian shall have executed and delivered the Custodian Services Agreement.

5.03. Guaranteed Amounts. Notwithstanding anything herein to the contrary, (a) the obligation of Holdings to deposit any amounts into the Controlled Account in respect of the Guaranteed Amounts pursuant to Section 2.02(a)(i) will be subject to the satisfaction, on or prior to the date of each such deposit, of the condition that Marine shall have caused each certificate contemplated by the last sentence of Section 4.01 to have been delivered to Holdings and (b) if such condition is not satisfied with respect to any such amounts, Holdings shall not be obligated to deposit such amounts into the Controlled Account but shall instead have the right to retain such amounts for purposes of paying the Guaranteed Amounts and repay such amounts to the applicable payees, and Marine shall reasonably cooperate with Holdings to make arrangements satisfactory to Holdings for the payment of such Guaranteed Amounts.

5.04. Definitions. For purposes of this Agreement, any capitalized term not defined herein shall have the same meaning as defined in the TMA and the following terms when used herein shall have the respective meanings set forth below:

“Accountants’ Estimate” means the tax refund expected to be received with respect to a particular tax refund claim and MTCs expected to become available as set forth in those certain memorandums, dated May 11, 2020 and dated June 4, 2020, in each case from the Accountants to senior management of the Parties, which memorandums are attached as Exhibit E to this Agreement, and the Spreadsheet.

Execution Copy

“Code” means the Internal Revenue Code of 1986, as amended.

“Governmental Entity” means any federal, provincial, state, municipal or foreign entity, government or any political subdivision or other executive, legislative, administrative, judicial or other governmental department, commission, court, arbitrator, board, bureau or agency (including the IRS and any other taxing authority) and any quasi-governmental body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority over the applicable entity or person.

“Holdings 2019 MTC Refund” means the anticipated portion of the Marine 2019 Refund attributable to the refund or use of the MTCs by Holdings as determined in cell F23 on the Spreadsheet.

“Holdings Indemnification Cap” means TEN MILLION DOLLARS ($10,000,000).

“Holdings Tax Loss” means any and all Taxes and any reduction in, or disallowance of, any Tax refund to the extent arising from (A) the overstatement of any portion of the Marine 2018 Loss and/or the Marine 2019 Loss, (B) a disallowance or reduction of, or limitation imposed on, all or any portion of the Marine 2018 Loss and/or the Marine 2019 Loss by a Governmental Entity or required under applicable Law (including, without limitation, any change in Law) or resulting from any amendment of the Marine 2018 Tax Return or the Marine 2019 Tax Return, (C) any adjustment by a Governmental Entity in the income, credit, loss or deduction (computed for federal income tax purposes) of Marine or a Spinco Entity in the taxable years ended December 31, 2013 or December 31, 2014, (D) any adjustment by a Governmental Entity in the income, credit, loss or deduction (computed for federal income tax purposes) of the Holdings Group in the taxable year ended December 31, 2015 or (E) the MTC Carryforwards or the Marine MTC Refunds (other than the portion of the amount of a Marine MTC Refund attributable to a Marine Tax Loss).

“Insurer” shall have the same meaning set forth in the Policy.

“Law” means any law, rule, regulation, judgment, injunction, order, decree or other restriction or administrative pronouncement having the effect of law of any Governmental Entity.

“Loss” or “Losses” means any and all claims, liabilities, obligations, losses, costs, expenses, Taxes, penalties, interest, awards, fines and judgments (in equity or at law) and damages whenever arising or incurred (including, without limitation, amounts paid in settlement, costs of investigation and reasonable attorneys’ and consultants’ fees and expenses).

“Marine Indemnification Cap” means the sum of TEN MILLION DOLLARS ($10,000,000) plus the aggregate of all insurance proceeds received by the Holdings Indemnified Parties under the Policy.

Execution Copy

“Marine Tax Loss” means, without duplication, (i) any and all Taxes of the Holdings Group and any reduction in, or disallowance of, any Tax refund received by the Holdings Group from its filing of the Refund Forms and (ii) any and all (x) reduction or disallowance of any Marine MTC Refund, but not in excess of the Rate Retention Amount paid to Holdings, plus (y) interest and/or penalties assessed against Marine with respect to such reduction in or disallowance of any Marine MTC Refund, in each case, to the extent arising from (A) the overstatement of any portion of the Holdings 2019 Loss or (B) a disallowance or reduction of, or limitation imposed on, all or any portion of the Holdings 2019 Loss by a Governmental Entity or required under applicable Law (including, without limitation, any change in Law) or resulting from any amendment of the Holdings 2019 Tax Return; provided, however, that in no event shall a Marine Tax Loss exceed the sum of (x) the amount, if any, by which (1) 35% of the Holdings 2019 Loss as originally reported on the Holdings 2019 Tax Return exceeds (2) 35% of the Holdings 2019 Loss as adjusted under clause (A) or (B) above, as the case may be, plus (y) any interest or penalties imposed on any federal income tax assessments under clause (i) or (ii)(x) above.

“MTC Carryforward” means any MTCs released or generated from the carrybacks of the Marine 2019 Loss and the Holdings 2019 Loss that, (x) based on the MTC Allocation Methodology, would not be claimed as refundable MTCs (or used to claim a Tax refund) on the IRS forms 1139 filed by Holdings, and (y) shall be subsequently carried forward in accordance with the terms hereof.

“Tax” means (i) all taxes, charges, fees, duties, levies, imposts, or other similar assessments, imposed by any U.S. federal, state or local or foreign governmental authority, including income, gross receipts, excise, property, sales, use, license, capital stock, transfer, franchise, payroll, withholding, social security, value added and other taxes of any kind whatsoever, (ii) any interest, penalties or additions attributable thereto and (iii) all liabilities in respect of any items described in clause (i) or (ii) payable by reason of assumption, transferee or successor liability, operation of Law or Treasury Regulation Section 1.1502-6(a) (or any predecessor or successor thereof or any analogous or similar provision under Law).

“Tax Return” means a federal income tax return and any statement, schedules or any related or supporting information and any amendment thereof.

5.05. Disclosure. The Parties shall consult with each other regarding, and cooperate with respect to preparing, the disclosure that each Party shall file in connection with this Agreement and the performance hereof; provided, however, that this Section 5.05 shall not prohibit either Party from making any disclosure required by applicable Law or stock exchange requirement.

5.06. Other Tax Refunds. For the avoidance of doubt, notwithstanding anything to the contrary in this Agreement, neither Marine nor any of its Subsidiaries or Affiliates shall have any right or entitlement to any Tax refund received by Holdings or any of its Subsidiaries or Affiliates which is not a Marine Tax Refund.

Execution Copy

5.07. Captions. The titles and captions contained in this Agreement are inserted in this Agreement only as a matter of convenience and for reference and in no way define, limit, extend or describe the scope of this Agreement or the intent of any provision of this Agreement.

5.08. Governing Law. This Agreement shall be interpreted, governed and construed in accordance with the laws of the State of New York without regard to what other laws might apply under governing principles of choice or conflicts of law. The Parties irrevocably and unconditionally submit to the exclusive jurisdiction of the federal and state courts located in the Borough of Manhattan, City, County and State of New York, for any proceedings commenced regarding this Agreement. The Parties irrevocably submit to the jurisdiction of such courts for the determination of all issues in such proceedings and irrevocably waive any objection to venue or inconvenient forum for any proceeding brought in any such court. The Parties irrevocably and unconditionally waive any right to trial by jury with respect to any proceeding relating to this Agreement.

5.09. Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced under any Law or as a matter of public policy, all other conditions and provisions of this Agreement shall remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties to this Agreement shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner.

5.10. Notice. All notices, requests, demands, deliveries and other communications hereunder shall be in writing, signed by or on behalf of the Person making the same, and will be delivered personally or by e-mail or facsimile transmission or sent by registered or certified mail (return receipt requested) or by nationally recognized overnight courier (with evidence of delivery and postage and other fees prepaid) as follows:

If to Holdings, to:

SEACOR Holdings Inc.

2200 Eller Drive

Fort Lauderdale, FL 33316

Facsimile: 954-524-9185

Attention: William C. Long

E-mail: blong@ckor.com

with a copy (which shall not constitute notice) to:

Duane Morris LLP

1330 Post Oak Blvd., Suite 800

Houston, TX 77056-3166

Facsimile: 713-583-9179

Attn: Shelton M. Vaughan

E-mail: SMVaughan@duanemorris.com

Execution Copy

If to Marine, to:

SEACOR Marine Holdings Inc.

12121 Wickchester Lane

Suite 500

Houston, TX 77079

Facsimile: 281-589-0255

Attn: General Counsel

E-mail: AEverett@seacormarine.com

with a copy (which shall not constitute notice) to:

Pepper Hamilton LLP (but following July 1, 2020, to Troutman Pepper Hamilton Sanders LLP)

The New York Times Building

620 Eighth Avenue

37th Floor

New York, NY 10018-1405

Facsimile: 267-200-0861

Attn: James D. Rosener

E-mail: rosenerj@pepperlaw.com

or at such other address or facsimile number as hereafter shall be furnished by a notice sent in like manner by such addressee to the others. Any such notice, request, demand, delivery or other communication will be deemed given or made (a) if personally delivered, when so delivered in person, (b) if given by e-mail or facsimile, when transmitted, (and with respect to facsimile, with written confirmation of transmission) if during business hours and otherwise, on the next Business Day, (c) if given by nationally recognized overnight courier, one (1) Business Day after being sent by nationally recognized overnight courier, or (d) if given by registered or certified mail, upon the date of delivery as confirmed in writing.

5.11. Counterparts. This Agreement may be executed in multiple counterparts, each of which when so executed shall be deemed an original, but all such counterparts shall constitute one and the same instrument. Delivery of an executed counterpart of a signature page to this Agreement by facsimile transmission or by electronic transmission of a .pdf or other electronic file shall be as effective as delivery of a manually signed counterpart of this Agreement.

5.12. Assignment; No Third-Party Beneficiaries. This Agreement shall not be assigned by either Party without the prior written consent of the other Party (not to be unreasonably withheld, delayed or conditioned). This Agreement will be binding upon and will inure to the benefit of the Parties and their permitted successors and assigns. Except with respect to the Indemnified Parties, this Agreement is for the sole benefit of the Parties to this Agreement and their permitted successors and assigns and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement.

5.13. Waiver. Failure or delay on the part of any of the Parties to exercise any right, power or privilege hereunder, or under any instrument executed pursuant hereto, shall not operate as a waiver thereof, nor shall any single or partial exercise of any right, power or

Execution Copy

privilege preclude any other or further exercise thereof or of any other right, power or privilege. All waivers hereunder must be in writing and executed by the Party so waiving. The waiver by any Party of a breach of any provision of this Agreement shall not operate or be construed as a waiver of any other subsequent breach.

5.14. Entire Agreement. Except as otherwise expressly provided in this Agreement, this Agreement, together with the documents executed or delivered pursuant to this Agreement, constitutes the entire agreement of the Parties hereto with respect to the subject matter of this Agreement and supersedes all prior agreements and undertakings, both written and oral, between or on behalf of the Parties hereto with respect to the subject matter of this Agreement; provided, however, that for the avoidance of doubt, the limitations on liability set forth in Section 5(b) of the Control Agreement shall not limit the rights and obligations of the Parties pursuant to this Agreement.

5.15. Amendments. This Agreement may not be modified or changed except by an instrument or instruments in writing signed by both Parties.

[Signature Page Follows]

The Parties have executed this Tax Refund and Indemnification Agreement on the day and year first above written.

SEACOR HOLDINGS INC.

By:	/s/ William C. Long
Name:	William C. Long
Title:	Executive Vice President, Chief Legal Officer & Corporate Secretary

SEACOR MARINE HOLDINGS INC.

By:	/s/ John Gellert
Name:	John Gellert
Title:	President and CEO

Schedule 2.02(a)(i)

Guaranteed Amounts

[omitted]

Schedule 2.02(a)(ii)

Office Rents

[omitted]

Exhibit A

Spreadsheet

[omitted]

Exhibit B

Policy

[omitted]

Exhibit C

Control Agreement

[omitted]

Exhibit D

Custodian Services Agreement

[omitted]

Exhibit E

Accountants’ Memorandums

[omitted]